# Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "LIMITLESS X HOLDINGS INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2024, AT 2:53 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4864845 8100
SR# 20243746106

Authentication: 204460077
Date: 09-23-24

**CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION OF CLASS B CONVERTIBLE PREFERRED STOCK OF LIMITLESS X HOLDINGS INC., a Delaware corporation**

Limitless X Holdings Inc. (the "Company"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that:

1. Section 5(a) of the Certificate of Designation of Class B Convertible Preferred Stock of the Company, as amended (the "Certificate of Designation"), is amended as follows (the "Amendment"):

The words "on a one share of Class B Convertible Preferred Stock for two shares of Common Stock basis" are replaced with the words "on a one share of Class B Convertible Preferred Stock for 0.067 shares of Common Stock basis".

2. The Amendment was duly adopted, authorized, and approved by resolution of the holders of at least 51% (i.e., a majority) of the shares of the Company's Class B Convertible Preferred Stock via written consent.

3. The Amendment was duly adopted, authorized, and approved in accordance with the provisions of the Certificate of Designation and Sections 242, and 228 of the DGCL.

4. All other provisions of the Certificate of Designation shall remain in full force and effect.

**IN WITNESS WHEREOF,** the undersigned has executed this Certificate of Amendment to Certificate of Designation on September 12, 2024.

LIMITLESS X HOLDINGS INC., a Delaware corporation

By: /s/Jaspreet Mathur
Name: Jaspreet Mathur
Title: Chief Executive Officer